CMS ENERGY ANNOUNCES PRELIMINARY AGREEMENT TO SETTLE SHAREHOLDER CLASS ACTION LAWSUITS AND
ARBITRATION DECISION INVOLVING THE DEARBORN INDUSTRIAL GENERATION PROJECT

JACKSON, Mich., Jan. 5, 2007 – CMS Energy announced today that it has reached a preliminary agreement to settle shareholder class action lawsuits linked to round-trip energy trading that took place at its former Texas-based subsidiary between 2000 and 2002.

It also announced an arbitration panel decision in a dispute with Duke/Fluor Daniel over the construction of its Dearborn Industrial Generation facility.

In the shareholder class action lawsuits, CMS Energy and lawyers for the shareholders have signed a memorandum of understanding that is expected to lead to a detailed stipulation of settlement that will be presented to the assigned federal judge and the affected class in the first quarter of 2007.

James Brunner, CMS Energy’s general counsel, said the memorandum of understanding moves the Company a step closer to eliminating a major legal and business uncertainty.

“We now have the legal framework for a settlement and our focus in the coming weeks will be on moving forward to finalize the details of an agreement and presenting that to the court,” Brunner said. “This memorandum of understanding and the settlement it represents, if approved by the court, along with the arbitration result in the Dearborn Industrial Generation matter, will go a long way toward resolving the outstanding major litigation issues facing the Company and its affiliates.”

The shareholder lawsuits contend that CMS Energy made false and misleading statements about its business and financial conditions by including the results of round-trip energy trades carried out by a Texas-based subsidiary in its revenues and expenses. CMS Energy has defended itself vigorously against these claims since their inception.

The Company restated its financial reports for 2000 and 2001 to eliminate all revenues and expenses from the round-trip trades, sold the majority of the Texas office trading business, phased out most of its remaining operations and closed the subsidiary’s Texas office by the end of 2003. It reached a settlement on these matters with the U.S. Securities and Exchange Commission in March 2004 without any fine.

Under the terms of the memorandum of understanding, the litigation will be settled for $200 million, including the cost of administering the settlement and any attorney fees the court awards. CMS Energy will make a payment of $123.5 million plus an amount equivalent to interest on the outstanding unpaid settlement balance beginning on the date of preliminary approval by the court and running until the balance of the settlement funds is paid into a settlement account. The Company’s insurers will pay $76.5 million toward the settlement.

CMS Energy has established a $123.5 million reserve and taken a resulting pre-tax charge to 2006 earnings in the fourth quarter. In entering into the memorandum of understanding, the Company makes no admission of liability under the class action complaints.

The settlement was approved by a special committee of independent directors and the full Board of Directors. Both decided that the settlement is in the best interests of the Company and its shareholders because it halts the substantial expense, uncertainty, inconvenience and distraction of continued litigation.

In an unrelated matter, CMS Energy announced today that it had received a decision from the arbitration panel handling a dispute between its Dearborn Industrial Generation, LLC (DIG) affiliate and Duke/Fluor Daniel (DFD) over the construction of the Dearborn Industrial Generation facility.

DIG previously had drawn $30 million from three letters of credit placed by DFD in connection with the project. The arbitration panel awarded DIG approximately $25 million, including interest, on its various claims against DFD presented in the arbitration. The panel also awarded DFD approximately $5 million on its claims and credited DFD approximately $30 million, plus $2 million in interest, for the three letters of credit that DIG drew against DFD.

This resulted in a net amount due DFD, including interest, of about $12 million, which is payable upon entry of judgment in Wayne County Circuit Court and within the applicable time periods contained in the Michigan Court Rules. CMS Energy previously had created a reserve of about $30 million corresponding to the letter of credit draws, and recorded fourth quarter pre-tax earnings of approximately $18 million because of the arbitration result.

CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “Forward-Looking Statements and Risk Factors” found in the Management Discussion and Analysis sections of CMS Energy’s and Consumers Energy’s Forms 10-Q for the fiscal quarter ended Sept. 30, 2006 (CMS Energy’s and Consumers Energy’s “Forward-Looking Statements and Risk Factors” sections are both incorporated herein by reference), that discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com
Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395
Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590